5 Year Autocallable Securities Linked to the Worst of INDU and RTY
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Dow Jones Industrial AverageTM (ticker: “INDU”) and the Russell 2000® Index (ticker: “RTY”)
Pricing date:	December 19, 2024
Valuation dates:	Quarterly, beginning approximately one year after issuance
Final valuation date:	December 19, 2029
Maturity date:	December 24, 2029
Final buffer value:	For each underlying, 85.00% of its initial underlying value
Buffer percentage:	15.00%
Automatic early redemption:
If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	At least 6.75% per annum*
CUSIP / ISIN:	173070XU2 / US173070XU23
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):
•
If the final underlying value of the worst performer on the final valuation date is greater than or equal to its initial underlying value:
$1,000 + the premium applicable to the final valuation date
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If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value:
$1,000
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If the final underlying value of the worst performer is less than its final buffer value:
$1,000 + [$1,000 × (the underlying return of the worst performer on the final valuation date + the buffer percentage)]
If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated December 2, 2024
* The actual premium will be determined on the pricing date.

Hypothetical Interim Payment per Security**
Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
December 22, 2025	6.75%	$1,067.50
March 19, 2026	8.4375%	$1,084.375
June 22, 2026	10.125%	$1,101.25
September 21, 2026	11.8125%	$1,118.125
December 21, 2026	13.50%	$1,135.00
March 19, 2027	15.1875%	$1,151.875
June 21, 2027	16.875%	$1,168.75
September 20, 2027	18.5625%	$1,185.625
December 20, 2027	20.25%	$1,202.50
March 20, 2028	21.9375%	$1,219.375
June 20, 2028	23.625%	$1,236.25
September 19, 2028	25.3125%	$1,253.125
December 19, 2028	27.00%	$1,270.00
March 19, 2029	28.6875%	$1,286.875
June 20, 2029	30.375%	$1,303.75
September 19, 2029	32.0625%	$1,320.625
If the closing value of the worst performer is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.
** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.
Hypothetical Payment at Maturity per Security***
Assumes the securities have not been automatically redeemed prior to maturity.
Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,337.50
50.00%	$1,337.50
25.00%	$1,337.50
0.00%	$1,337.50
-0.01%	$1,000.00
-15.00%	$1,000.00
-15.01%	$999.90
-25.00%	$900.00
-50.00%	$650.00
-75.00%	$400.00
-100.00%	$150.00
*** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary.

Selected Risk Considerations	Additional Information
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You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.
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Your potential return on the securities is limited.
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The securities do not pay interest.
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The securities are subject to heightened risk because they have multiple underlyings.
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The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.
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You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.
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You will not receive dividends or have any other rights with respect to the underlyings.
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The securities may be automatically redeemed prior to maturity.
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The securities offer downside exposure, but no upside exposure, to the underlyings.
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The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates.
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The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
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The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
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The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The Russell 2000® Index is subject to risks associated with small capitalization stocks.
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The issuer and its affiliates may have conflicts of interest with you.
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The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.